Westway Group, Inc. Declares Initial Quarterly Dividend

New Orleans, Louisiana, August 30, 2011-Westway Group, Inc. (NASDAQ: WWAY) ("Westway" or the "Company") today announced that its Board of Directors declared a quarterly dividend of $0.04 per share of common stock payable on October 24, 2011 to holders of record of the Company's common stock and participating preferred stock on September 9, 2011. The dividend will be payable in cash or shares of the Company's common stock, or a combination thereof, at the election of each shareholder, subject to a limitation on the aggregate amount of cash payable in satisfaction of the dividend.

Each shareholder entitled to receive the dividend will have until October 5, 2011 to make a distribution election. Any shareholder that has not made a distribution election by such date will be deemed to have elected to receive the dividend in shares of common stock. The value of the common stock to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in shares of common stock shall be the volume weighted average price of the Company's Class A common stock on NASDAQ on October 6, 7 and 10, 2011.

James Jenkins, CEO, stated "We are pleased to declare this dividend to our shareholders which we believe is consistent with our goal of building shareholder value, both in terms of our stock price and the liquidity in the trading volume of our stock. We wish to broaden our shareholder base to include those investors that focus on income in their investment decisions. Our internally generated cash flow is very healthy; and, in conjunction with our $200 million Credit Facility, we believe that the Company has adequate capability to provide for capital expansions as well as a dividend for our shareholders."

The Company's obligation to pay the dividend in cash is limited to an aggregate payment of $1,265,250. If shareholder elections would otherwise result in the payment of cash in excess of such limitation, then the Company will allocate the $1,265,250 among those shareholders electing to receive cash on a pro rata basis, and pay such shareholders the remaining portion of their respective dividends in shares of the Company's common stock.

Shareholders whose dividend is payable in whole or in part in shares of the Company's common stock will receive a cash payment in lieu of any fractional shares due.

Additional information regarding the dividend and distribution election will be mailed to shareholders of record as soon as practicable after September 9, 2011. A properly completed distribution election form must be received by the Company's transfer agent prior to 5:00 PM ET on October 5, 2011. General questions regarding the dividend should be directed to Thomas A. Masilla, Jr., the Company's Chief Financial Officer. Questions regarding the distribution election procedure should be directed to Continental Stock Transfer & Trust Company at 212-845-3218, in the case of registered shareholders, and to the bank, broker or nominee holding the shares, in the case of shares held through a bank, broker or nominee.

Shareholders should consult with a tax advisor prior to making a distribution election.

Continuing quarterly dividends are subject to the approval of Westway's Board of Directors, who will consider factors such as the continued profitability and liquidity requirements of the Company in determining whether to declare and pay quarterly dividends in the future. The amount of future dividends payable in cash is also subject to the constraints of our credit facility and the ability of the Company to pay or otherwise satisfy the accrued preferred cash dividends of our Series A Convertible Preferred Stock.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that might cause or contribute to such a discrepancy include, but are not limited to the net income of the Company, the terms of the credit agreement, and the ability of the Company to pay or otherwise satisfy the accrued preferred cash dividends of our Series A Convertible Preferred Stock, as well as those described in our Form 10-Q filed August 15, 2011, our Form 10-K filed on March 31, 2011, and other SEC filings.

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245

thomas.masilla@westway.com